EXHIBIT 21.1
MICROCHIP TECHNOLOGY INCORPORATED
LIST OF SIGNIFICANT SUBSIDIARIES

Microsemi Corp. - Holding 2 Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Central Business District Birkirkara, CBDE, 3040, Malta	Microchip Communications, LLC 2355 W. Chandler Blvd. Chandler, Arizona - 85224 USA

MBarb Malta Limited Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Central Business District Birkirkara, CBDE 3040, Malta	Microsemi Solutions UK Limited Castlegate Business Park, Unit 4 Caldicot, Monmouthshire, UK NP26 5AD

Microchip Malta BMD Limited Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Central Business District Birkirkara, CBDE 3040, Malta	Microsemi - IOM Limited 2nd Floor, St. Mary's Court 20 Hill Street Douglas, Isle of Man, IM1 1EU

Microchip Technology (Thailand) Co., Ltd. 14 Moo 1, Tambol Wangtakien Amphur Muang Chacherngsao Chacherngsao - 24000 Thailand	Microsemi Corp. – Holding Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Central Business District Birkirkara, CBDE 3040, Malta

Silicon Storage Technology Inc. 2355 W. Chandler Boulevard Chandler, AZ 85224	Microsemi Corporation 2355 W. Chandler Boulevard Chandler, AZ 85224

MCHP Technology Malta Limited Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Central Business District Birkirkara, CBDE 3040, Malta	Microchip Technology Ireland Limited Ground Floor, Block W East Point Business Park Dublin 3, Ireland

Microsemi SoC Corp. 2355 W. Chandler Boulevard Chandler, AZ 85224	Microsemi Solutions SDN BHD. Level 1, Building 3 Plot 10 Bayan Lepas Technoplex Bayan Lepas Industrial Zone, Phase 4 Penang, Malaysia 11900

Microchip Technology LLC 2355 W. Chandler Boulevard Chandler, AZ 85224	Microsemi Storage Solutions, Inc. 2355 W. Chandler Boulevard Chandler, AZ 85224